Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-293725

Resale of up to 900,000 Class A Ordinary Shares by the Selling Shareholder

Founder Group Limited

This prospectus relates to resale from time to time by the selling shareholder identified in this prospectus (the “Selling Shareholder”) of up to 900,000 Class A ordinary shares, no par value per share (the “Class A Ordinary Shares”) of Founder Group Limited, a BVI business company limited by shares incorporated and registered under the laws of the British Virgin Islands (“we,” “us,” “our,” or the “Company”) issuable upon the conversion of a secured convertible promissory note (the “Note”) which was issued in a private placement completed on December 11, 2025 (the “December 2025 Private Placement”) pursuant to that certain securities purchase agreement dated December 11, 2025, by and between the Company and the Selling Shareholder (the “Purchase Agreement”), as further described below under “Prospectus Summary - Our Corporate History and Structure - The December 2025 Private Placement” on page [●] of this prospectus.

Pursuant to the Purchase Agreement, the Company issued to the Selling Shareholder the Note in the original principal amount of $16,070,000, which included an original issue discount of $1,050,000 and transaction expenses amount of $20,000, and carried a simple interest rate of six percent (6%) per annum. The Note is convertible into the Company’s Class A Ordinary Shares at the conversion price equal to 82.5% of the lowest daily volume weighted average price during ten consecutive trading days immediately preceding the applicable measurement date. In the event that the conversion price is lower than $6.874, the Selling Shareholder has the right to have the applicable conversion amount paid in cash rather than conversion shares.

We are not selling any of our Class A Ordinary Shares under this prospectus, and we will not receive any of the proceeds from the sale of Class A Ordinary Shares by the Selling Shareholder. We will bear all costs, expenses and fees in connection with the registration of the Class A Ordinary Shares. The Selling Shareholder will bear all commissions and discounts, if any, attributable to their respective sales of the Class A Ordinary Shares. We will not receive any of the proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholder. However, we received $15,000,000 in aggregate gross proceeds from the Selling Shareholder under the Purchase Agreement, computed by deducting the $1,050,000 original issue discount and the $20,000 transaction expenses from the $16,070,000 original principal amount. See “Plan of Distribution” and “Selling Shareholder” for additional information regarding the Selling Shareholder.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “FGL”. On May 27, 2026, the closing sale price of our Class A Ordinary Shares as reported by Nasdaq was $2.64 per share.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying our Class A Ordinary Shares.

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings, please read the disclosure titled “Implications of Our Being an “Emerging Growth Company” beginning on page 1 of this prospectus for more information. We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such, we are exempt from certain provisions applicable to United States domestic public companies, and we intend to rely on such exemptions, please read the disclosure titled “Foreign Private Issuer Status” beginning on page 2 of this prospectus for more information.

As of the date of this prospectus, Reservoir Link Energy Bhd. beneficially owns 5.37% of our issued and outstanding Class A Ordinary Shares and 21.45% of our issued and outstanding Class B Ordinary Shares; our Chief Executive Officer, Director, and Chairman of the Board of Directors, Lee Seng Chi, beneficially owns 2.48% our issued and outstanding Class A Ordinary Shares and 55.71% of our issued and outstanding Class B Ordinary Shares; our non-executive director, Thien Chiet Chai, beneficially owns 22.84% of our issued and outstanding Class B Ordinary Shares. As a result, Reservoir Link Energy Bhd., Lee Seng Chi and Thien Chiet Chai beneficially own approximately 15.65%, 36.51% and 14.60% respectively, of the aggregate voting power of our issued and outstanding shares. Reservoir Link Energy Bhd., Mr. Lee Seng Chi and Mr. Thien Chiet Chai have not entered into any voting agreement or other arrangement with respect to the voting or disposition of our shares and, to our knowledge, do not otherwise act together for purposes of exercising control over the Company. As such, we will not be deemed a “controlled company” under Nasdaq Listing Rule 5615(c). However, even though we will not be deemed a controlled company, voting power will remain concentrated in the hands of Reservoir Link Energy Bhd., Lee Seng Chi and Thien Chiet Chai, who will continue to be able to exercise a direct or indirect controlling influence on us. See “Risk Factors - Risks Relating to the Ownership of Class A Ordinary Shares - Concentration of voting power allows certain shareholders to exert significant control and prevent actions favored by other shareholders.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May 28, 2026

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholder may offer, from time to time, up to 900,000 Class A Ordinary Shares (the “Registered Securities”) held by the Selling Shareholder as described in the cover page of this prospectus. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Class A Ordinary Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Class A Ordinary Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Class A Ordinary Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. Neither we nor the Selling Shareholder is making an offer to sell the Registered Securities in any jurisdiction where the offer or sale thereof is not permitted, nor have we or the Selling Securityholders taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Registered Securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“BVI” are to the British Virgin Islands;

●	“BVI Act” are to the BVI Business Companies Act, 2020 (Revised Edition);

●	“C&I” are to Commercial and Industrial;

●	“Class A Ordinary Shares” are to Class A ordinary shares of Founder Group, no par value;

●	“Class B Ordinary Shares” are to Class B ordinary shares of Founder Group, no par value;

●	“EPCC” are to engineering, procurement, construction and commissioning;

●	“Founder Assets” are to Founder Assets Sdn. Bhd., a private company limited by shares incorporated and registered under the laws of Malaysia, which is a wholly owned subsidiary of Founder Energy (Malaysia) (defined below) with registration number 202201035065 (1480762-M);

●	“Founder Assets (Thailand)” are to Founder Assets (Thailand) Company Limited, a private company limited by shares incorporated and registered under the laws of Thailand, which is a 99.99%-owned subsidiary of Founder Group (defined below) with registration number 0105568010250;

●	“Founder Energy (Malaysia)” are to Founder Energy Sdn. Bhd., a private company limited by shares incorporated and registered under the laws of Malaysia, which is a wholly owned subsidiary of Founder Group (defined below) with registration number 202101013707 (1414006-X);

●	“Founder Energy (Singapore)” are to Founder Energy (Singapore) Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore, which is a wholly owned subsidiary of Founder Energy (Malaysia);

●	“Founder Group” are to Founder Group Limited, a BVI business company limited by shares incorporated and registered under the laws of the British Virgin Islands with company number 2124362;

●	“Founder Solar Solution” are to Founder Solar Solution Sdn. Bhd., a private company limited by shares incorporated and registered under the laws of Malaysia, which is a wholly owned subsidiary of Founder Energy (Malaysia) with registration number 202501005545 (1606959-T);

●	“Insolvency Act” are to the BVI Insolvency Act, 2020 (Revised Edition);

●	“M&A” are to the Memorandum and Articles of Association of Founder Group (as amended and/or amended and restated (as applicable) from time to time);

●	“MYR” or “RM” are to the Malaysian ringgit, the legal currency of Malaysia;

●	“MWac” are to megawatt of alternating current, a unit of electrical power measurement that represents the capacity of a power generation facility to produce electricity at a given moment;

●	“Nasdaq” are to The Nasdaq Stock Market LLC;

●	“Note” are to the secured convertible promissory note issued to the Selling Shareholder on December 11, 2025 pursuant to the Purchase Agreement;

●	“Purchase Agreement” refers to the Securities Purchase Agreement, dated as of December 11, 2025, between the Company and the Selling Shareholder;

●	“PV” are to photovoltaic;

●	“RM” refers to the legal currency of Malaysia;

●	“SEC” are to the U.S. Securities and Exchange Commission;

●	“Selling Shareholder” refers to Streeterville Capital, LLC, a Utah limited liability company;

●	“shares,” and “Ordinary Shares” are to the Class A Ordinary Shares and Class B Ordinary Shares;

●	this “offering” or this “Offering” are to the resale of Class A Ordinary Shares by the Selling Shareholder pursuant to this prospectus;

●	“THB” refers to the legal currency of Thailand;

●	“U.S. dollars”, “$”, “USD” and “dollars” are to the legal currency of the United States; and

●	“we,” “us,” “our,” “our Company,” or the “Company” are to Founder Group and its subsidiaries on a consolidated basis.

Founder Group is a BVI business company limited by shares incorporated and registered under the BVI Act. Our business is mainly conducted by our subsidiary, Founder Energy (Malaysia), located in Malaysia and using the Malaysian Ringgit (MYR). Our reporting currency is MYR. This prospectus contains translations of MYR into U.S. dollars solely for the convenience of the reader. Our business is conducted by our subsidiary, Founder Energy (Malaysia) in Malaysia using MYR as functional currency and we maintain our books and records in MYR. Capital accounts of our financial statements are translated into U.S. dollars from MYR at their historical exchange rates when the capital transactions occurred using the noon middle rate published in Exchange Rate of Bank Negara Malaysia.

This prospectus contains translations of certain Malaysian Ringgit (MYR) into U.S. dollars at specified rates. Unless otherwise stated, the following exchange rates are used in this prospectus:

	December 31,
US$ Exchange Rate	2025	2024	2023
At the end of the year - MYR	MYR4.0610 to $1.00	MYR4.4755 to $1.00	MYR4.5915 to $1.00
Average rate for the year - MYR	MYR4.2806 to $1.00	MYR4.5712 to $1.00	MYR4.5653 to $1.00

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the solar energy industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

OUR COMPANY

Overview

We are a dedicated solar solutions provider in Malaysia, offering end-to-end services for commercial and industrial sectors, as well as large-scale solar power projects, encompassing project design, engineering, and comprehensive project management. Our primary focus is on two key segments: large-scale solar projects and commercial and industrial (C&I) solar projects.

Large-scale solar projects are utility scale solar PV power plants with installed generating capacity of 1 MWac or more. Large-scale solar projects are ground mounted and are designed to supply power to the power grid. For the majority of our large-scale solar projects, we usually act as the contractor to the project awarder, who is the main contractor for a solar project. As an EPCC provider, we assume most of the responsibility for the entire project lifecycle, from design and engineering to material procurement, construction, installation, integration, and commissioning. After the acceptance of our projects by our clients, we provide performance warranty during the defect liability period, which is typically 24 months. See “Item 4. Information on the Company-B. Business Overview - Our Services-Project Flow - Post-completion-Warranties and defect liabilities.” Our goal is to ensure seamless project execution, adhering to the highest industry standards and delivering optimal performance and reliability. For the fiscal years ended December 31, 2023, 2024, and 2025, our revenue generated from large-scale solar projects services was RM131,988,574 (approximately US$28,746,286), RM68,864,991 (approximately US$15,387,105), and RM73,706,601 (approximately US$18,149,866), respectively, accounting for 89%, 76% and 61% of our total revenue for the respective years.

C&I projects are smaller scale solar projects where the solar PV systems are installed on rooftops and are designed to generate electricity for commercial and industrial properties for their own consumption, such as factories, warehouses and commercial stores. For C&I projects, we usually sign a service contract with the project owner and act as the main contractor. As the main contractor, we engage in comprehensive services encompassing project design, engineering, equipment procurement, construction, and commissioning. The C&I projects also come with a 24 month defect liability period and we provide performance warranty during this period. We ensure that our C&I projects are customized to meet the unique energy needs of each customer, providing them with efficient and sustainable solar solutions. For the fiscal years ended December 31, 2025, 2024, and 2023, our revenue generated from C&I projects was RM46,991,009 (approximately US$11,571,290), RM21,479,597 (approximately US$4,799,374), and RM16,065,399 (approximately US$3,498,944), respectively, accounting for approximately 39%, 24%, and 11% of our total revenue for the respective years.

Additionally, we offer operation and maintenance (“O&M”) services to our clients to ensure that the power plant and the solar PV system operate safely and continuously at its optimum capacity and historically have derived little revenue from these services.

In the fiscal years ended December 31, 2023, 2024, and 2025, our total revenue was RM148,053,973 (approximately US$32,245,230), RM90,344,588 (approximately US$20,186,479), and RM120,697,610 (approximately US$29,721,156), respectively, representing a negative growth rate of 39% from fiscal year 2023 to fiscal year 2024, and a growth rate of 33.6% from fiscal year 2024 to fiscal year 2025. For the same fiscal years, our net income was RM7,147,068 (approximately US$1,556,586), net loss of RM5,150,005 (approximately US$1,150,711) and net loss of RM7,275,141 (approximately US$1,791,465) , respectively, representing a negative growth rate of 172% from fiscal year 2023 to fiscal year 2024, and a negative growth rate of 41% from fiscal year 2024 to fiscal year 2025.

Corporate Information

Our principal executive office is located at No. 17, Jalan Astana 1D, Bandar Bukit Raja, 41050 Klang, Selangor Darul Ehsan, Malaysia, and our phone number is +603-3358 5638. Our registered office in the BVI is located at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, BVI. We maintain a corporate website at https://www.founderenergy.com.my. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	our officers, directors, and principal shareholders will be exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and our principal shareholders will also be exempt from the reporting provisions contained in Section 16 of the Exchange Act.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is the British Virgin Islands, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors, the audit committee, compensation committee, and nominating and corporate governance committee requirements, the requirement to disclose third-party director and nominee compensation, and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. We intend to take advantage of these exceptions to the Nasdaq corporate governance rules. See “Risk Factors — Risks Related to this Offering by the Selling Shareholder and Transactions under the Purchase Agreement and Risks Relating to the Ownership of Our Securities— Because we are a foreign private issuer and are exempt from certain corporate governance standards established by the national securities exchanges that are applicable to U.S. issuers, you have less protection than you would have if we were a domestic issuer.” Although as a foreign private issuer we are permitted to follow our home country practice in lieu of certain Nasdaq rules, including those relating to the composition of our audit committee, compensation committee and nomination committee, we currently have in place an audit committee with three independent directors, a compensation committee with three independent directors and a nomination committee with three independent directors; however, we are not required to do so and may cease to do so in the future so long as we remain a foreign private issuer.

THE OFFERING

Class A Ordinary Shares outstanding prior to the completion of this offering	1,052,412 Class A Ordinary Shares

Securities offered by the Selling Shareholder	900,000 Class A Ordinary Shares

Class A Ordinary Shares outstanding immediately after the completion of this offering	1,952,412 Class A Ordinary Shares

Listing	Our Class A Ordinary Shares are listed on the Nasdaq Capital Market.

Symbol	“FGL”

Transfer Agent	VStock Transfer, LLC

Use of proceeds

All of the Class A Ordinary Shares offered by the Selling Shareholder will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Shareholder will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholder in disposing of their Class A Ordinary Shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

Risk factors	The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 4 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks contained in this prospectus and described under “Item 3. Key Information - D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2025 (the “2025 Form 20-F”), which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference or included in this prospectus or any accompanying prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

Risks Related to this Offering by the Selling Shareholder and Transactions under the Purchase Agreement

Sales of a substantial number of our securities in the public market by the Selling Shareholder and/or by our existing securityholders could cause the price of our Class A Ordinary Shares to fall.

The Selling Shareholder can sell up to 900,000 Class A Ordinary Shares under this prospectus. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, the Selling Shareholder may still experience a positive rate of return on the securities they purchased, given that the Selling Shareholder can convert the Note into Class A Ordinary Shares at a conversion price that represents a discount to the prevailing market price of our Class A Ordinary Shares. Sales of a substantial number of our Class A Ordinary Shares in the public market by the Selling Shareholder and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities.

The Selling Shareholder has acquired and may purchase Class A Ordinary Shares at a price below the current trading price of the Class A Ordinary Shares, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

Pursuant to the terms and conditions of the Purchase Agreement and the Note, the Selling Shareholder has the right, but not the obligation to, convert the Note into the Company’s Class A Ordinary Shares for so long as such conversion will not cause the Selling Shareholder to beneficially own more than 9.99% of the Class A Ordinary Shares outstanding on the conversion date (including for such purpose the Ordinary Shares issuable upon such issuance). The conversion price will be 82.5% of the lowest daily volume weighted average price during ten consecutive trading days immediately preceding the applicable measurement date with a “Floor Price” set at $6.874 (the “Share Purchase Price”). This prospectus relates to the offer and resale from time to time by the Selling Shareholder of up to 900,000 Class A Ordinary Shares.

Due to the pricing mechanism explained above, the Selling Shareholder may acquire our Class A Ordinary Shares at a price below, or even substantially below, the current trading price. Accordingly, even if the market price of our Class A Ordinary Shares declines over time, the Selling Shareholder may be able to acquire shares at a price that is substantially below the then-current public trading price and sell such shares at a profit. This dynamic could allow the Selling Shareholder to generate positive returns while our other shareholders experience a decline in the value of their investment, and may create an economic incentive for the Selling Shareholder to sell promptly after the effectiveness of the registration statement to which this prospectus is a part, which could put downward pressure on the market price of our Class A Ordinary Shares. As a result, other investors may experience dilution or a decline in the value of their holdings, and future investors in the Company may face a less favorable investment opportunity.

Public securityholders who have or will purchase our Class A Ordinary Shares at current trading price may not be able to experience the same positive rates of return on securities they purchase, due to the low price at which the Selling Shareholder may purchase our Class A Ordinary Shares.

We may be required to make cash payments or issue a substantial number of Class A Ordinary Shares under the Purchase Agreement, which could reduce the amount of cash available to fund our operations or dilute the ownership percentage held by our investors.

The original principal amount of the Note is $16,070,000 and the Note accrues interest at an annual rate of 6%. The Selling Shareholder has the right, but not the obligation, to convert the Note into the Company’s Class A Ordinary Shares. Additionally, if 82.5% of the lowest daily VWAP during the ten (10) consecutive Trading Days immediately preceding an applicable measurement date falls below the $6.874 floor price, the Selling Shareholder will have the right to have the applicable conversion amount paid in cash rather than conversion shares. Furthermore, if the Company fails to meet certain conditions under the Purchase Agreement, it may be required to make cash payments.

If the Selling Shareholder exercises its right to convert the Note into the Company’s Class A Ordinary Shares, the Class A Ordinary Shares may be issued at a price significantly below the prevailing market price. This could lead to substantial dilution of other investors’ ownership percentages and potentially decrease the value of their investment. This dilution, combined with the potential for downward pressure on the Company’s share price if the Selling Shareholder promptly sells the Class A Ordinary Shares in the open market, could reduce the market value of the Company’s Class A Ordinary Shares and adversely affect its ability to raise additional capital on favorable terms.

Besides, the Company’s obligation to repay the Note in cash, if triggered, could significantly reduce the cash available to fund the Company’s operations or make necessary investments. This would adversely affect the Company’s financial condition and limit its ability to pursue growth opportunities, adversely affecting its business prospects.

It is not possible to predict the actual number of Class A Ordinary Shares that we will sell to the Selling Shareholder under the Purchase Agreement.

Pursuant to the terms and conditions of the Purchase Agreement and the Note, the Selling Shareholder has the right, but not the obligation to, convert the Note into Class A Ordinary Shares for so long as such conversion will not cause the Selling Shareholder to beneficially own more than 9.99% of the Class A Ordinary Shares outstanding on the conversion date (including for such purpose the Ordinary Shares issuable upon such issuance). The conversion price will be 82.5% of the lowest daily VWAP during the ten (10) consecutive Trading Days immediately preceding an applicable measurement date with a “Floor Price” set at $6.874. This prospectus relates to the offer and resale from time to time by the Selling Shareholder of up to 900,000 Class A Ordinary Shares. The Selling Shareholder has the right to control the timing and amount of conversion of the Note. Conversion price will fluctuate based on the market prices of the Company’s Class A Ordinary Shares prior to conversion of the Note. Although the Note sets forth a $6.874 “Floor Price” for conversion, in the event that conversion price falls below such floor price, the Selling Shareholder will have the right to, but not the obligation to, have the applicable conversion amount paid in cash rather than conversion shares. Given the foregoing, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Class A Ordinary Shares that we will issue to the Selling Shareholder as a result of the conversion of the Note.

Investors who buy Class A Ordinary Shares from the Selling Shareholder at different times will likely pay different prices.

The Selling Shareholder has the right to control the timing and amount of conversion of the Note. The Selling Shareholder may resell all, some or none of such Class A Ordinary Shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase Class A Ordinary Shares from the Selling Shareholder in this offering at different times will likely pay different prices for those Class A Ordinary Shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Class A Ordinary Shares they purchase from the Selling Shareholder in this offering as a result of future issuances made to the Selling Shareholder at prices lower than the prices such investors paid for their Class A Ordinary Shares in this offering.

Our management has broad discretion to determine how to use the funds received under the Purchase Agreement and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

We anticipate that we will use the proceeds from the Purchase Agreement for working capital and general corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from the Purchase Agreement and could spend the proceeds in ways that may not improve our results of operations or enhance the market price of our Class A Ordinary Shares.

USE OF PROCEEDS

All of the Class A Ordinary Shares offered by the Selling Shareholder will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Shareholder will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholder in disposing of their Class A Ordinary Shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY

Since our inception, we have not declared or paid cash dividends on our Class A Ordinary Shares. Any decision to pay dividends in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. We currently intend to retain most, if not all, of our available funds and any future earnings to fund the operation, development, and growth of our business, and, as a result, we do not expect to pay any dividends in the foreseeable future. Consequently, we cannot give any assurance that any dividends may be declared and paid in the future.

Subject to the BVI Act and our M&A, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think appropriate if they are satisfied, on reasonable grounds, that immediately following the dividend payment the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due (the “Solvency Test”). There is no further BVI statutory restriction on the amount of funds which may be distributed by us by dividends.

If, after a dividend is authorized (but before it is paid), our board of directors cease to be satisfied (on reasonable grounds) that the Company will be able to satisfy the Solvency Test after the dividend is paid, then such dividend is deemed not to have been authorized. The directors must notify each shareholder of any dividend authorized by them and no interest accrues on any dividend. If a shareholder fails to claim any dividend for three years after the date on which it was authorized by the directors, the directors may decide by a resolution of directors that the dividend is forfeited for the benefit of the Company.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Malaysia subsidiary, Founder Energy (Malaysia). Under the Malaysian Companies Act 2016, dividends must be paid out of profit and no dividend shall be paid out if the payment will cause the company to be insolvent. The company, each officer and any other person or individual who contravene this provision commits an offence and shall, on conviction, be liable to imprisonment for a term not exceeding five years or to a fine not exceeding MYR3,000,000.00 or to both. For the purpose of determining whether a Malaysian company satisfies the solvency test, a company is regarded as solvent if it is able to pay its debts as and when the debts become due within 12 months immediately after the distribution is made.

Additionally, in the event that Founder Energy (Malaysia) or its subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict any such entity’s ability to pay dividends or make other distributions to us.

Cash dividends, if any, on Class A Ordinary Shares will be paid in U.S. dollars. Malaysia is under a single-tier tax system. Dividends are exempt from income tax in the hands of shareholders pursuant to Paragraph 12B, Schedule 6 of the Income Tax Act 1967. However, Malaysia has introduced a new 2% tax on dividend income derived by individual shareholders, whether resident or non-resident exceeding RM100,000, effective January 1, 2025. Our Malaysia subsidiary, Founder Energy (Malaysia), is not required to deduct tax from dividends paid to its shareholder, Founder Group, and no tax credits will be available for offsetting against the recipient’s tax liability. Further, Malaysia does not impose any withholding tax (i.e., 0%) on dividends paid by Malaysian companies to non-residents. Hence, Founder Energy (Malaysia) is not required to withhold any sum from its dividends for withholding tax purposes.

SELLING SHAREHOLDER

This prospectus relates to the resale of up to 900,000 Class A Ordinary Shares by the Selling Shareholder. The Selling Shareholder may from time to time offer and sell any or all of the Class A Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholder” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholder’s interest in the Class A Ordinary Shares other than through a public sale.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the Notes held by the Selling Shareholder. The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholder, based on Ordinary Shares underlying the Note, as of May 27, 2026, assuming conversion of the Note held by the Selling Shareholder on that date, at a price per share of $1.485, being 82.5% of the lowest daily VWAP during the ten (10) consecutive Trading Days of our Class A Ordinary Shares as reported by Nasdaq on May 27, 2026, without regard to any limitations on the conversion of the Note. The number in the second column does not take into effect the beneficial ownership limitation provided for by the Note.

The Note does not allow for any conversion that would result in the beneficial ownership of greater than 9.99% of the number of shares of the Company’s Class A Ordinary Shares outstanding immediately after giving effect to such conversion.

Name of Selling Shareholder	Number of Class A Ordinary Shares Underlying the Note(1)	Number of Class A Ordinary Shares Being Registered(2)
Streeterville Capital, LLC(3)	10,821,549	900,000

(1)	The Note accrues interest at a rate of six percent (6%) per annum. The amount of shares listed above being registered under this Prospectus includes shares that may be issued upon the conversion of the principal amount of the Note, assuming a conversion price of $1.485 per share, being 82.5% of the lowest daily VWAP during the ten (10) consecutive Trading Days of our Class A Ordinary Shares as reported by Nasdaq on May 27, 2026. The Note is convertible at the option of each respective Selling Shareholder at a variable conversion price and are subject to various price adjustments based on Company activity and market events. The Notes also contain a beneficial ownership limitation, whereby the Selling Shareholder may not convert any amount of the Note, if such conversion would result in the beneficial ownership of greater than 9.99% of the number of Class A Ordinary Shares outstanding immediately after giving effect to the issuance of the conversion shares. The conversion price of the Note is also subject to adjustment in the event of a share dividend or a share split on the Company’s shares.

(2)	John M. Fife has voting and dispositive power over securities held by the Selling Shareholder. The business address of the Selling Shareholder is 297 Auto Mall Drive #4, St. George, Utah 84770.

Material Relationships with Selling Shareholder

Other than the Purchase Agreement, the Company has not had any equity, debt or other financial transactions with the Selling Shareholder and its affiliates.

PLAN OF DISTRIBUTION

We are not selling any of our Class A Ordinary Shares under this prospectus, and we will not receive any of the proceeds from the sale of Class A Ordinary Shares by the Selling Shareholder. The Selling Shareholder, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling Class A Ordinary Shares or interests in our Class A Ordinary Shares received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their Class A Ordinary Shares or interests in our Class A Ordinary Shares on any stock exchange, market or trading facility on which Class A Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may use any one or more of the following methods when disposing of their Class A Ordinary Shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the Class A Ordinary Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or shareholders;

●	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such Class A Ordinary Shares at a stipulated price per share; and

●	a combination of any such methods of sale.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some Class A Ordinary Shares owned by them and, if the Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such Class A Ordinary Shares, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholder to include the pledgee, transferee or other successors in interest as the Selling Shareholder under this prospectus. The Selling Shareholder also may transfer Class A Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of Class A Ordinary Shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Ordinary Shares in the course of hedging the positions they assume. The Selling Shareholder may also sell Class A Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge Class A Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of Class A Ordinary Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder also may in the future resell a portion of our Class A Ordinary Shares in open market transactions in reliance upon Rule 144 under the Securities Act; provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

We and the Selling Shareholder may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part until all such securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or are no longer outstanding.

The Selling Shareholder may use this prospectus in connection with resales of Class A Ordinary Shares. This prospectus and any accompanying prospectus supplement will identify the Selling Shareholder, the terms of our Class A Ordinary Shares and any material relationships between us and the Selling Shareholder. The Selling Shareholder will receive all the net proceeds from the resale of our Class A Ordinary Shares pursuant to this prospectus.

We do not know how long the Selling Shareholder will hold the Class A Ordinary Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the Class A Ordinary Shares pursuant to this prospectus.

The Selling Shareholder is an entity that may elect to make an in-kind distribution of Class A Ordinary Shares to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable Class A Ordinary Shares pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of Class A Ordinary Shares to be offered and sold pursuant to this prospectus.

DESCRIPTION OF SHARES THE SELLING SHAREHOLDER IS OFFERING

The Selling Stockholder is offering for resale up to an aggregate of 900,000 Class A Ordinary Shares. The terms of our Class A Ordinary Shares are contained in our M&A, as amended from time to time, copies of which are filed or incorporated by reference as an exhibit to our 2025 Form 20-F. For a description of our Class A Ordinary Shares, see (i) our Registration Statement on Form 8-A, filed with the SEC on October 22, 2024 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 2.2 — Description of Securities, to our 2025 Form 20-F, filed with the SEC on April 28, 2026.

We were incorporated as a British Virgin Islands company under the BVI Act in the British Virgin Islands on May 18, 2023. We are authorized to issue an unlimited number of no par value Ordinary Shares. As of May 27, 2026, 1,052,412 Class A Ordinary Shares and 93,248 Class B Ordinary Shares were issued and outstanding.

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to British Virgin Islands law will be passed upon for us by Mourant Ozannes, our counsel as to British Virgin Islands law.

EXPERTS

The consolidated financial statements as of December 31, 2025 and 2024 and for the fiscal years ended December 31, 2025, 2024, and 2023 included in this prospectus have been so included in reliance on the report of JP Centurion & Partners PLT, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of JP Centurion & Partners PLT is located at No. 36G-2, Jalan Radin Anum, Bandar Baru Sri Petaling, 57000 Kuala Lumpur.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the British Virgin Islands because there are certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The British Virgin Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States.

Substantially all of our assets are located in Malaysia. In addition, almost all of our directors and officers are nationals or residents of Malaysia and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Our counsel with respect to the laws of the British Virgin Islands and our counsel with respect to Malaysia law have advised us that there is uncertainty as to whether the courts of the British Virgin Islands or Malaysia would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the British Virgin Islands or Malaysia against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Mourant Ozannes as our BVI legal counsel that the courts of the BVI are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the BVI, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, in so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the BVI of judgments obtained in the United States, the courts of the BVI will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the BVI, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a BVI judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the BVI (awards of punitive or multiple damages may well be held to be contrary to public policy).

A BVI Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the BVI Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the BVI Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the courts’ discretion. We understand that there isn’t any BVI Court judgment or statute that conclusively resolves these conflicting approaches and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Ilham Lee, our Malaysian legal counsel, has further advised us that there are currently no statutes, treaties, or other forms of reciprocity between the United States and Malaysia providing for the mutual recognition and enforcement of court judgments. Under Malaysian laws, a foreign judgment cannot be directly or summarily enforced in Malaysia. The judgment must first be recognized by a Malaysian court either under applicable Malaysian laws or in accordance with common law principles. For Malaysian courts to accept the jurisdiction for recognition of a foreign judgment, the foreign country where the judgment is made must be a reciprocating country expressly specified and listed in the Reciprocal Enforcement of Judgments Act 1958, Maintenance Orders (Facilities for Enforcement) Act 1949 or Probate and Administration Act 1959. As the United States is not one of the countries specified under the statutory regime where a foreign judgment can be recognized and enforced in Malaysia, a judgment obtained in the United States may still be enforced pursuant to common law principles by commencing fresh proceedings in a Malaysian court. The requirements for a foreign judgment to be recognized and enforceable in Malaysia are: (i) the judgment must be a monetary judgment; (ii) the foreign court must have had jurisdiction accepted by a Malaysian court; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment must not contravene public policy in Malaysia; (v) the proceedings in which the judgment was obtained were not opposed to natural justice, and (vi) the judgment must be final and conclusive.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a post-effective amendment on Form F-3, including exhibits, to our registration statement on Form F-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

Our SEC filings are available over the Internet at the SEC’s website at https://www.sec.gov. Our website address is https://www.founderenergy.com.my. The information on, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, or between information incorporated by reference into this prospectus from different documents, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on April 28, 2026;

●	the description of our Class A Ordinary Shares contained in our registration statement on Form 8-A filed with the SEC on October 22, 2024, and any amendment or report filed for the purpose of updating such description;

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

No. 17, Jalan Astana 1D, Bandar Bukit Raja, 41050 Klang,
Selangor Darul Ehsan, Malaysia

+603-3358 5638

Founder Group Limited

Resale of up to 900,000 Class A Ordinary Shares by the Selling Shareholder

PROSPECTUS

The date of this prospectus is May 28, 2026